EXHIBIT 10.54

FIRST AMENDMENT TO REPUBLIC PLAZA LEASE

This First Amendment, dated January 15, 2014, but effective as of May 1, 2014 (the “Effective Date”) is made to the Republic Plaza Lease, effectively dated May 1, 2013 between Jaytee Properties II SPE, LLC, a Kentucky chartered limited liability company, hereinafter referred to as “Landlord” and Republic Bank & Trust Company, a Kentucky chartered commercial bank, hereinafter referred to as the “Tenant”.  As parties hereto, Landlord and Tenant hereby agree to further modify and amend their original Lease Agreement as hereafter set forth.

Landlord and Tenant agree that ARTICLE I.  PREMISES shall be amended and SECTIONS 1 and 2 shall be re-stated to read as follows:

ARTICLE I.  PREMISES

SECTION 1.  Tenant leases from Landlord and Landlord leases to Tenant the following described premises (hereinafter collectively called the “Premises”):

The Premises shall be comprised of approximately 10,768 square feet of rentable office space, with 579 rentable square feet on the first floor, also know as Suite 130 as depicted on Exhibit A and 10,189 square feet of rentable office space located on the fifth floor as depicted in Exhibit B in Republic Plaza, (the “Building”) located at 200 South Seventh Street in Louisville, Kentucky 40202.

The Premises shall also be comprised of an additional 6,057 square feet of rentable office space located on the first floor as depicted on Exhibit C in Republic Plaza, (the “Building”) located at 200 South Seventh Street in Louisville, Kentucky 40202 pursuant to the First Amendment to Lease.

SECTION 2.  The Premises under the Lease shall be provided in tenable condition upon completion of improvements as reasonably agreed to by the parties.  Landlord shall provide Tenant with a Tenant Improvement allowance of approximately $47,809.42, the equivalent of $4.44 per square foot.  Any Tenant Improvement expense required by Tenant above this allowance shall be the sole responsibility of Tenant.  It is projected that Tenant Improvement costs will not exceed $376,880.00 or $35.00 per square foot or $6.57 per square foot annualized over a five-year term.  Tenant acknowledges it has examined the Premises and agrees to accept the Premises subject to the completion of Tenant and Landlord improvement provisions and Landlord otherwise having the Premises reasonably ready for Tenant’s occupancy.

The Premises added under the First Amendment to Lease shall be provided in tenable condition upon completion of improvements as reasonably agreed to by the parties.  Landlord shall provide Tenant with a Tenant Improvement allowance of approximately $22,410.90, the equivalent of $3.70 per square foot.  Any Tenant Improvement expense required by Tenant above this allowance shall be the sole responsibility of Tenant. It is projected that Tenant Improvement costs will not exceed $221,989.05 or $36.65 per square foot or $7.33 per square foot annualized over a five-year term.  Tenant acknowledges it has examined the Premises and agrees to accept the Premises subject to the completion of Tenant and Landlord improvement provisions and Landlord otherwise having the Premises reasonably ready for Tenant’s occupancy.

Landlord and Tenant agree that ARTICLE III. RENT-OPTION TO RENEW shall be amended and SECTION 1 shall be re-stated to read as follows:

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ARTICLE III.  RENT-OPTION TO RENEW

SECTION 1. Tenant shall pay to Landlord, at Landlord’s office in the Building or at such place as Landlord may from time to time designate, effective as of the Lease Commencement Date as Base Rent for the Premises, Eighteen Dollars and no cents ($18.00) per square foot, said number of rentable square feet as set forth in Article 1 above, per year (the “Base Rent”) through the five-year Term. Tenant shall pay to Landlord, on a monthly basis, at Landlord’s office or at such place as Landlord may from time to time designate, effective as of the Lease Commencement Date as Rent for the Premises, the sum of Sixteen Thousand One Hundred Fifty-two Dollars and No Cents ($16,152.00) per calendar month.

Tenant shall also pay to Landlord, at Landlord’s office in the Building or at such place as Landlord may from time to time designate, as of the Effective Date of the First Amendment to Lease as Base Rent for the additional first floor Premises, Eighteen Dollars and no cents ($18.00) per square foot, said number of rentable square feet as set forth in Article I, per year (the “Base Rent”) through the remainder of the five-year Term. Tenant shall pay to Landlord, on a monthly basis, at Landlord’s office or at such place as Landlord may from time to time designate, effective as of the Effective Date of this First Amendment of Lease as Rent for the additional first floor Premises, the sum of Nine Thousand Eighty-Five Dollars and Fifty Cents ($9,085.50) per calendar month.

Tenant shall therefore pay to Landlord, on a monthly basis, at Landlord’s office or at such place as Landlord may from time to time designate, effective as of the Effective Date of this First Amendment of Lease, total Rent of Twenty-five Thousand Two Hundred Thirty-Seven Dollars and Fifty Cents ($25,237.50) per calendar month.

Executed effectively as of the first date referenced above.

Republic Bank & Trust Company		Jaytee Properties II SPE, LLC

BY:	/s/ Kevin Sipes	BY:	/s/ Steven E. Trager